GENUINE PARTS COMPANY

NEWS RELEASE

FOR IMMEDIATE RELEASE

GENUINE PARTS COMPANY
ANNOUNCES CHANGES TO BOARD

- Jean-Jacques Lafont Elected to Board of Directors-
-Thomas C. Gallagher Retires from Board of Directors-

Atlanta, Georgia, April 27, 2020 – Genuine Parts Company (NYSE: GPC) announced today that its shareholders, at this morning’s 2020 Annual Meeting of Shareholders, elected Jean-Jacques Lafont as a new director of the Company. Additionally, Thomas C. “Tom” Gallagher has retired as a director.

Jean-Jacques Lafont is the Co-Founder and Executive Chairman of Alliance Automotive Group (AAG), a leading European automotive aftermarket distributor and wholly owned subsidiary of the Company. Prior to his current role as Executive Chairman, Mr. Lafont was Chief Executive Officer of AAG, which he co-founded in 1989 and continued to lead for 30 years. Mr. Lafont is also the Non-Executive Chairman of the Supervisory Board of a European distributor of building materials and sanitary equipment under private equity ownership.

Paul Donahue, Chairman and Chief Executive Officer of Genuine Parts Company, stated, “We are pleased to welcome Jean-Jacques as our newest director. Jean-Jacques is a talented executive with significant experience in the automotive aftermarket industry. His deep understanding of the sales, operations, finance, strategic planning, and global sourcing aspects of the automotive aftermarket landscape in Europe will be highly beneficial to the strategic planning function of the Board, especially as it relates to the global automotive business.”

In addition, Tom Gallagher, who reached the Company’s mandatory retirement age for its directors, did not stand for re-election and has retired as a director. Mr. Gallagher served the Company for 50 years, including his role as Chief Executive Officer for 12 years. He was also a director for more than 30 years and served as Chairman from February 2005 to April 2019.

Mr. Donahue commented, “Tom’s impact on the Company has been immeasurable, and he will be dearly missed by all of us in the GPC family. We want to thank Tom for his exemplary leadership and his many contributions to the growth and success of Genuine Parts Company. We wish him the very best in his future endeavors.”

Earnings Release and Conference Call

The Company plans to release first quarter earnings on May 6, 2020. Management will also conduct a conference call on this date at 11:00 a.m. Eastern time. The public may access the call on the Company's website, www.genpt.com, by clicking "Investors," or by dialing 877-407-0789. The conference ID is 13701533. If you are unable to participate during the call, a replay of the call will be available on the Company's website or toll-free at 844-512-2921, ID 13701533, two hours after the completion of the conference call until 12:00 a.m. Eastern time on May 20, 2020.

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada, Mexico, Australasia, France, the U.K., Germany, Poland, the Netherlands and Belgium. The Company also distributes industrial replacement parts in the U.S., Canada, Mexico and Australasia through its Industrial Parts Group. S.P. Richards Company, the Business Products Group, distributes a variety of business products in the U.S. Genuine Parts Company had 2019 revenues of $19.4 billion. Further information is available at www.genpt.com.

Contacts

Carol B. Yancey, Executive Vice President and CFO – (678) 934-5044
Sidney G. Jones, Senior Vice President - Investor Relations – (678) 934-5628